EXHIBIT 23(c)

To E*TRADE Group, Inc.

          As independent public accountants, we hereby consent to the inclusion in this Amendment No. 1 to Registration Statement (No. 333-62230) dated June 20, 2001 of our report dated February 9, 2001, on the audited consolidated financial statements and schedule of Web Street, Inc. and Subsidiary as of December 31, 2000 and 1999 and for the three years in the period then ended and to the reference to our Firm under the caption “Experts” included in this Prospectus which is a part of this Registration Statement.

/S / ARTHUR ANDERSEN

Chicago, Illinois
June 19, 2001